EXHIBIT 10.10

DEBTRESOLVE CUSTOMIZED SOLUTION PROGRAM
LICENSE AGREEMENT

Parties: Debt Resolve, Inc. (“DebtResolve”)		[INSERT CLIENT NAME]_ (“Client”)

Address:	707 Westchester Ave., Suite L7	[ADDRESS] ____________
	White Plains, NY 10604	_______________________
	Attn: General Counsel	_______________________

Entity Type:	Delaware Corporation	_______________________

Effective Date:	__________________ (the “Effective Date”)

Term: _____________________(such period, the “Initial Term”)

DebtResolve and Client are hereby each a “Party” and collectively, the “Parties”.

* * * * *

WHEREAS, DebtResolve provides proprietary internet-based software tools and technology, utilizing a blind bidding system, based upon patented technology licensed to DebtResolve, for the collection of consumer debts to financial institutions, lenders and holders of consumer debt to assist such persons with the collection of such debts (collectively, the “DebtResolve System”); and

WHEREAS, Client is a financial institution, debt collector or other holder of consumer indebtedness, and desires to license the DebtResolve System described on Exhibit A from DebtResolve for purposes of evaluating its effectiveness, in accordance with the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS. The following are the definition of certain capitalized terms used in this Agreement.

1.1.  “Agreement” means this DebtResolve Customized Solution Program License Agreement.

1.2.  “End-User” shall mean each of Client’s customer debtors whose Debtor Account Information is provided to DebtResolve by Client and entered into the Customized Solution Database.

1.3.  “Intellectual Property” means, for any person or entity, patents (including patent applications), know-how, trademarks, trade names, service marks, domain names, trade dress, logos or other identifying indicia, trade secrets, copyrights and copyrighted materials, software, Confidential Information, systems, technology, supplier data and access to any other intellectual property owned or controlled by, or licensed to such person or entity.

2.  SUMMARY OF PROGRAM. DebtResolve shall create a series of Web pages using the DebtResolve System described on Exhibit A prominently branded with the Client’s trademarks and logos (such customized version of the DebtResolve System identified on Exhibit A may be referred to herein as the “Customized Solution”). DebtResolve shall be responsible for hosting the Customized Solution. From time to time as agreed by the Parties, Client shall forward to DebtResolve the Debtor Account Information to facilitate use of the Customized Solution. The Debtor Account Information permits an End-User to access the Customized Solution over the Internet and utilize the Customized Solution to attempt to resolve the account with Client. Client will be solely responsible for establishing settlement parameters (amount, terms, etc.) for all accounts. The Customized Solution shall be enabled to accept payments so that the End-User can make payment in full, or the first payment of an agreed upon payment plan, as part of the agreed upon resolution.

3.  LICENSE TO CUSTOMIZED SOLUTION.For the duration of the Term, provided that the Client is not in material breach of any term or condition of this Agreement, DebtResolve hereby grants to Client, and Client hereby accepts, subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable and nonassignable license, without the right to sublicense, to use the DebtResolve System, in the form of the Customized Solution, while hosted by DebtResolve, and to permit End-Users to access the Customized Solution through the Internet, for use solely in connection with the collection of consumer debts (the “Licensed Field”) within the United States of America and, to the extent agreed to in writing by the Parties, other specifically identified countries (collectively, the “Licensed Territory”). All software used in connection with the Customized Solution shall be hosted by or at the direction of DebtResolve. Accordingly, no physical media containing the software for the Customized Solution shall be provided to Client. The foregoing license grant is personal to Client and shall not include any affiliates, subsidiaries or other related parties of Client, unless this Agreement expressly provides otherwise. Except for such rights expressly granted to Client herein, no license, right, title or interest in or to the DebtResolve System, the Customized Solution or any other Intellectual Property of DebtResolve is granted to Client or any other person or entity, either expressly or by implication, estoppel or otherwise.

4.  PARTIES’ RESPONSIBILITIES

4.1.  Creation of the Customized Solution. Following the Effective Date, DebtResolve, with the assistance and cooperation of Client, will take the necessary actions to create the Customized Solution and make the same available for access by Client’s customers over the Internet. Client shall provide DebtResolve with digital versions of the Client Trademarks and Client Copyrightable Materials in any format reasonably requested by DebtResolve. The Customized Solution shall include the DebtResolve logo and phrase “Powered by DebtResolve.TM” at appropriate positions as mutually agreed by the Parties. Before the Customized Solution is made available generally to End-Users, DebtResolve shall make the proposed Customized Solution available to Client for review and approval of the use of the Client Trademarks therein, such approval not to be unreasonably withheld or delayed. Once Client had approved the Customized Solution, it shall be made available to End-Users generally over the Internet on Web pages within Client’s primary second-level domain. Accordingly, the URL for the web pages containing the Customized Solution shall have the second level domain name consistent with that of Client’s primary web site (e.g., www.client.com), evidencing to an End-User that they are dealing directly with Client at an URL to be suggested by DebtResolve as the host of the Customized Solution, usually somehost.clientdomain.com. The date on which Client approves the Customized Solution may be referred to as the “Approval Date.”

4.2.  Procedures.

4.2.1.  From time to time as agreed by the Parties, for each debtor, Client shall provide DebtResolve with the information identified on Exhibit B hereto (such information, collectively, the “Debtor Account Information”), which DebtResolve shall upload into a database accessible through the Customized Solution (the “Customized Solution Database”). An invitation code (the “Invitation Code”), different from the account number, shall be given to each account of an End-User by Client, which Invitation Code shall be established by using an algorithm provided to Client by DebtResolve. Once Client provides DebtResolve with the Debtor Account Information with respect to any account, Client shall not utilize or attempt to utilize any other collection methods with respect to such account during the Term.

4.2.2.  Upon transfer of Debtor Account Information to DebtResolve, Client shall take reasonable actions to contact the End-User on each such account to (a) advise End-User of the availability of the Customized Solution tool to resolve the End-User’s account, (b) encourage the End-User to utilize the Customized Solution; and (c) provide each End-User with his or her unique Invitation Code, which will permit the End-User to access the Customized Solution. These contacts shall take the form of regular mailings, billing stuffers, words on an End-User’s account statement or other account correspondence, telephone calls and/or e-mail, as appropriate, all as agreed to by the Parties.

4.2.3.  Client agrees to be bound by any settlement within the settlement parameters it provides to DebtResolve, subject to all payments being made in accordance with the terms of such settlement. Client agrees to hold DebtResolve harmless from any and all costs, damages, expenses, and losses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), DebtResolve may incur as a result of, or arising from, claims related to the Customized Solution settling an account within the settlement parameters provided by Client.

4.3.  Payments from End-Users. Upon reaching a settlement, the Customized Solution will require the End-User to either make payment in full (if that was a condition of the settlement) or make the first payment of the scheduled payments pursuant to the agreed upon settlement. Client shall make available to DebtResolve for interface with and use in the Customized Solution, one or more electronic payment methods, which shall enable such payments to be received directly by Client. In no event shall DebtResolve receive or be responsible to collect from End-Users any payments made in satisfaction of a debt. Where the settlement provides for more than one payment, the End-User shall make all such payments through the payment methods made available in the Customized Solution to the extent such payments become due during the Term.

4.4.  Reports. Client shall have real-time access to the data specified on Exhibit C hereto. Customized reports shall be provided to Client as agreed to in writing by the Parties.

5.  FEES. Client shall pay to DebtResolve the fees (collectively, the “Fees”) identified on, and in accordance with the payment schedule in, Part I of Exhibit D. Client shall be responsible for any and all taxes due, assessments or other charges of any kind that may be imposed on DebtResolve or Client by any governmental taxing authority as a result of the goods or services provided under this Agreement other than any taxes based upon the income of DebtResolve.

6.  TERM AND TERMINATION

6.1.  Following the Initial Term (or any extension thereof), the term of this Agreement shall be automatically extended for additional six (6) month periods unless either party provides the other with written notice at least thirty (30) days prior to the end of the then-current term that it does not intend to extend the current term. The Initial Term plus all extensions thereof may be referred to as the “Term.” Notwithstanding anything herein to the contrary, Client shall not provide to DebtResolve, and DebtResolve shall not be required to process, any Debtor Account Information first provided following any notice of an intent not to renew pursuant to this Section 6.1 or a notice to terminate pursuant to Section 6.2.

6.2.  Client acknowledges that DebtResolve has extended to Client special introductory pricing and other terms during the Initial Term. Each of the parties acknowledges and agrees to negotiate in good faith during the thirty (30) day period immediately prior to the end of the Initial Term revised pricing and terms for the balance of the Term following the Initial Term. Notwithstanding anything herein to the contrary, in the event the parties cannot reach mutually agreeable pricing and terms for the period following the Initial Term, either party may terminate this Agreement following the Initial Term by providing ten (10) days prior written notice to the other.

6.3.  Either Party may terminate this Agreement upon written notice in the event the other party materially breaches any of the material terms of this Agreement. Prior to any termination, however, the non-breaching Party will notify the breaching party in writing of all outstanding deficiencies and/or complaints, and the breaching party will have (i) thirty (30) (or, in the event of a payment default under Section 5 of this Agreement, five (5)) calendar days (the “Cure Period”), to cure such deficiencies or complaints or begin to do so in good faith. If the breaching Party cures all such deficiencies or complaints within the Cure Period, the material breach will be deemed corrected, and the non-breaching Party shall not be entitled to terminate this Agreement. Immediately upon termination or expiration of the Term, (a) Client agrees to: (i) stop using the Customized Solution and any and all related documentation (not including reports provided to Client hereunder) and to return all such documentation to DebtResolve; (ii) return to DebtResolve any other Intellectual Property or Confidential Information of DebtResolve, and (iii) if so requested, certify in writing that it has complied with the foregoing; and (b) DebtResolve agrees to: (i) stop using the Client Trademarks and Client Copyrightable Materials; (ii) return to Client any other Intellectual Property or Confidential Information of Client, and (iii) if so requested, certify in writing that it has complied with the foregoing. Termination or expiration of this Agreement shall not effect Client’s obligation to make payment of all Fees or other costs related to a period prior to the effective date of such termination or expiration or otherwise in accordance with their terms to the extent any Fee obligation may arise following any such termination or expiration.

6.4.  Survival of Terms. Terms and conditions which by their nature survive the termination of this Agreement shall survive and continue beyond the term and termination of this Agreement, including, without limitation, Sections 5, 6 and 7 (including Exhibit E).

7.  MISCELLANEOUS

7.1.  Program Standard Terms and Conditions; Exhibits. The DebtResolve Program Standard Terms and Conditions, a copy of which is attached hereto as Exhibit E, are incorporated herein by reference and shall have the same force and effect as if such provisions were set forth herein in their entirety. Moreover, all Exhibits referenced in this Agreement are incorporated into this Agreement by reference herein and shall have the same force and effect as if the provisions thereof were explicitly included herein.

7.2.  Notices. Except as otherwise permitted by this Agreement, any notice required by this Agreement will be in writing and sent to the other Party by United States certified mail or by nationally recognized overnight courier service to the addresses of the Parties set forth on the first page of this Agreement or to such other address as a Party may provide in accordance with the provisions of this Section. All notices will be deemed given or delivered when actually received.

7.3.  Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

7.4.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

DEBT RESOLVE, INC.	[INSERT CLIENT NAME]

By:	By:
Name: Title:	Name: Title:

EXHIBIT A
DESCRIPTION OF THE DEBTRESOLVE SYSTEM

The DebtResolve System is largely comprised of a software product made available over the Internet that permits holders of consumer debts (“Creditors”) to utilize a patented blind bidding system to facilitate the settlement of such debts with the debtor. The DebtResolve System is designed in such a manner as to enable the debtor to interact directly with the Creditor in connection with the outstanding debt.

The DebtResolve System permits the Creditor administrator access by which Creditor establishes the settlement parameters to be used by the DebtResolve System. Creditor may establish settlement parameters that are a function of both time and amount. For example, for an outstanding balance of $1,000, Creditor could establish settlement parameters that would accept (i) a lump-sum payment of $500, (ii) three monthly payments of $200 for an aggregate payment of $600, or (iii) six monthly payments of $150 for an aggregate payment of $750. The direct administrator access permits the settlement parameters may be modified at any time directly by Creditor without the knowledge or involvement of DebtResolve. DebtResolve will not establish, and shall not be responsible for establishing, settlement parameters for the Creditor.

When a debtor utilizes the Debtresolve System, following compliance by debtor with required security log-in procedures, the debtor will be provided with his or her outstanding balance. The DebtResolve System has the ability to provide a debtor the opportunity to dispute the outstanding debt and provide Creditor an explanation for the dispute. If the debtor is provided this opportunity and disputes the debt, his or her ability to continue using the DebtResolve System will terminate, and the dispute notice will be transmitted to Creditor. If the debtor does not dispute the debt (or if this option is not provided), the debtor will have an opportunity to make an offer to settle the debt by specifying a payment amount offered by the debtor and selecting from a schedule of payment options established by Creditor by way of the settlement parameters inputted though Creditor’s administrative access. The DebtResolve System will compare the settlement offer against the settlement parameters established by Creditor.

If the debtor’s offer is within Creditor’s settlement parameters, the debtor will receive an immediate reply that the offer was accepted. The debtor will be able to confirm his or her agreement with the settlement and to enter information to permit processing of the payment amount due at that time. Payments are made by debtors directly to Creditor. DebtResolve does not receive payments from any debtor but may provide access to electronic payment gateways.

If the offer is rejected, the debtor will be provided at least two more opportunities to make a better offer. A final opportunity to make an improved offer may be extended after an unsuccessful third round if the third round offer is close to the settlement parameters set by Creditor. Whether an offer is close enough to invite a fourth offer is among the parameters to be set by Creditor. If still unsuccessful after completion of this process, the debtor will have an opportunity to submit any suggestions or other offers directly to Creditor by email. This information is provided directly to Creditor, and no further screens are presented to the debtor until Creditor has contacted the debtor.

If a debtor seeks assistance, the DebtResolve System will provide the debtor with two different telephone numbers: one, Client’s customer service line, to allow discussion of the debtor’s account, and the other for technical questions on the use of the DebtResolve System. Client’s customer service line shall be the sole and absolute responsibility of Client. DebtResolve will not be involved in any conversations relating to the debtor’s account. The technical support telephone line will be the responsibility of DebtResolve. Technical Support shall be limited to assisting debtors in utilizing or navigating the DebtResolve System. In no event will technical support include any assistance relating to the debt owed. Operators at the technical support line will direct debtors with any questions concerning their debts or accounts to call the Creditor customer service line.

EXHIBIT B
DEBTOR ACCOUNT INFORMATION

Invitation Code

Product Code

Product Account Number

Client Account Number

SS Number

Status Indicator

Balance

Date Last Payment

Days Past Due

Last Pay Amount

Account Score

Cure Amount

First Name

Middle Name

Last Name

Address 1

Address 2

City

State

Zip

Country

Home Phone

Work Phone

Mobile Phone

Fax Phone

Email Address

Comaker Flag

Manual Settlement

Settlement Percent

Floor Amount

Manual Max Term

Discount Amount

EXHIBIT C
DATA AVAILABLE FOR REAL-TIME ACCESS

Client shall have the ability to view the following types of data, on a real-time basis, with respect to each account of an End-User within the Customized Solution database, by accessing the Customized Solution over the Internet through a password-protected log-in made available to Client:

➢	Detailed User Activity
▪	customer details
▪	account details
▪	settlement floor & overrides
▪	workflow (time stamped passage through system)
▪	offer history
▪	disputes
▪	qualifying treatment
▪	payment history
▪	notification history
▪	login history

➢	Group/Product Usage Statistics
▪	balances settled
▪	dollars impacted
▪	registered users
▪	accounts invited

➢	Bidding Process Statistic

➢	Payment Summary/Detail Statistics

➢	All Registrations/Logins

EXHIBIT D
FEES

Client shall pay to DebtResolve the following Fees, in accordance with the time schedule specified herein. DebtResolve shall be entitled to be reimbursed for any transaction fees, discounts or other third party expenses incurred in processing any payment.

•	Fixed Licensing Fee for the Term paid on a monthly basis.
•	One-Time Customized Solution Set-Up Fee
•	Fixed Web pages monthly maintenance fee
•	Boarding/Setup Fee for each Debtor account inputted into the Customized Solution
•	Click Fees for each visit to Customized Solution Web pages and a Set-Up Fee
•	Transaction fees for each Debtor offer submitted and responded to on behalf of creditor
•	Fixed “success fee” for each accepted payment arrangement (consider whether tail is necessary)
•	Percentage “success fee” for each payment actually received on behalf of Client (consider whether tail is necessary)

Client shall pay to DebtResolve an amount equal to ____ percent (___%) of the aggregate amounts paid to Client (prior to any reduction in the amounts paid due to transaction fees, discounts, or other third party expenses incurred in collection of, or processing, the amounts paid) on any account of any End-User who (i) utilized the Customized Solution and satisfied all or any portion of his or her account obligations through the Customized Solution; or (ii) satisfied all or any portion of his or her account obligations other than through the Customized Solution during a period commencing on the date on which such End-User’s Debtor Account Information is provided to DebtResolve and ending ___ (___) days thereafter.

Any payment of a Fee shall be due and payable on or prior to the tenth (10th) day of the calendar month immediately following the month in which the collection giving rise to such Fee occurred. The payment of such Fee shall be accompanied by a monthly report from Client indicating the proceeds collected from each End-User during such month, including for each End-User account: (i) what amount of such collections were made through the Customized Solution, (ii) what amount of such collections were made other than through the Customized Solution, (iii) if payment was made other than through the Customized Solution, the date on which such payment was made and whether such payment was within the period for which Client owes DebtResolve a Fee; and (iv) the amount of any Fee owed DebtResolve as a result of payments made other than through the Customized Solution. To the extent DebtResolve has custody of such collected funds, DebtResolve shall have the right to deduct any Fees owed DebtResolve before transferring such proceeds to Client.

EXHIBIT E
PROGRAM STANDARD TERMS AND CONDITIONS

The following are the Program Standard Terms and Conditions (the “Terms and Conditions”) incorporated into the DebtResolve Customized Solution Program License Agreement (the “Agreement”). By agreeing to the terms of the Agreement, the parties are agreeing to the terms and provisions included herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

1.  Regulatory Compliance. DebtResolve acknowledges that Client may be in a regulated industry, or subject to legislative requirements that relate to customer data privacy and information security. To the extent applicable to Client, promptly upon execution of the Agreement, Client shall provide DebtResolve with written instructions detailing Client’s privacy and information security requirements and procedures established for its contractors. DebtResolve agrees to use commercially reasonably efforts to abide by such privacy and information security requirements. Client acknowledges and agrees that DebtResolve has not represented itself to Client as a debt collector nor has DebtResolve offered to perform the services of a debt collector. To the extent Client’s activities ay be subject to debt collection or similar laws or regulations, whether state or federal, compliance with such laws or regulations shall be the sole responsibility of Client.

2.  Intellectual Property Protections.

2.1.  No Right to Own Derivative Works; No Reverse Engineering. Client shall not, nor shall Client permit any third party to, disassemble, reverse engineer, de-compile, alter, or otherwise modify the DebtResolve System or the Customized Solution, including without limitation, the software used in connection with such system. Any derivative works from, or other improvements or enhancements to, the DebtResolve System or the Customized Solution and any other Intellectual Property created, acquired or developed by or for Client that is directly or indirectly derived from the DebtResolve System or the Customized Solution shall be owned exclusively by DebtResolve. Client shall not remove, nor permit any person to remove any copyright, trademark, patent, or other proprietary notices from any portion of the DebtResolve System or Customized Solution, including, without limitation, the software associated therewith. Client shall have no right to receive or use the source code of the software associated with the DebtResolve System or the Customized Solution. Client shall not take any action that is inconsistent with DebtResolve’s ownership of the DebtResolve System and Customized Solution.

2.2.  Terms of Use. No End-User shall be permitted to utilize or access the Customized Solution until such End-User shall have agreed to Client’s terms of use, as the same may be amended from time to time (the “Terms of Use”). Such Terms of Use will be a click-wrap agreement made available as part of the End-User’s registration to use the Customized Solution.

3.  CLIENT INTELLECTUAL PROPERTY LICENSES

3.1.  Trademark. Client hereby grants to DebtResolve for the Term of this Agreement a nonexclusive, royalty-free right and license to use, display and reproduce Client’s name, logo, trademarks and service marks (collectively, the “Client Trademarks”), solely for the purpose of effectuating DebtResolve’s duties and obligations under this Agreement, including, without limitation, use in connection with the Customized Solution. All of Client’s rights in and to the Client Trademarks will remain at all times the sole and exclusive property of Client. DebtResolve shall comply with the standards established by Client and provided to DebtResolve in writing with respect to the form of the Client Trademarks, their usage, and the underlying goods and/or services. All use of the Client Trademarks shall inure to the benefit of Client.

3.2.  Copyright. Client hereby grants to DebtResolve for the Term of this Agreement a nonexclusive, royalty-free right and license to use, display and reproduce all copyrighted and copyrightable materials supplied to DebtResolve by or on behalf of Client, including, without limitation, Client’s web site privacy policy and Terms of Use (such materials, collectively, the “Client Copyrightable Materials”) solely for the purpose of effectuating DebtResolve’s duties and obligations under this Agreement. All of Client’s rights in and to the Client Copyrightable Materials will remain at all times the sole and exclusive property of Client.

4.  Representations and Warranties.

4.1.  Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it is a corporation, limited liability company, or other entity (as set forth on the first page to the Agreement), duly organized, validly existing and in good standing under the laws of its state of organization (as set forth in the introductory paragraph to the Agreement) (ii) it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby; (iii) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all requisite company action; (iv) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of it, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles; and (v) the execution, delivery and performance of this Agreement by such Party does not constitute or cause a breach of its organizational documents, governing documents, any license or permit, or any other agreement to which it is a party.

4.2.  Disclaimer of Representations and Warranties. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR IN WRITING, ARISING UNDER THE LAWS OF THE UNITED STATES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO VALIDITY, ENFORCEABILITY, NON-INTERRUPTION, ERROR-FREE OPERATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR THE LIKE WITH RESPECT TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND THE GOODS AND SERVICES TO BE PROVIDED HEREUNDER.

5.  Infringement.

5.1.  Defense Against Infringement Claims. . Subject to the penultimate sentence of this paragraph, DebtResolve shall defend and hold harmless Client from and against any infringement claims, demands or actions by a third party relating to the use of the Customized Solution in the Licensed Field and Licensed Territory (“Third Party Infringement Claims”). Client agrees to cooperate with DebtResolve with respect to the foregoing. Client shall have no claim of any kind against DebtResolve based on or arising from DebtResolve’s handling of or decisions concerning any such Third Party Infringement Claim, or any settlement or compromise thereof, and Client hereby irrevocably releases DebtResolve from any such claim. DebtResolve shall have no obligation pursuant to this Section 5 in connection with any claim that arises because of (i) any modification or enhancement to the Customized Solution other than by DebtResolve; (ii) specifications required by Client or materials provided by Client that are included in the Customized Solution (including, without limitation, the Customized Solution Database, Terms of Use, Client Trademarks, Client Copyrightable Materials and privacy policy); (iii) use of the Customized Solution in any way other than as intended and permitted by the Agreement, or (iv) Client’s failure to use a work-around or substitute made available by DebtResolve for the Intellectual Property at issue. In the case of any claim arising by reason identified in the immediately preceding subsections (i), (ii), (iii) or (iv), Client will defend, indemnify and hold DebtResolve harmless from any such claims.

5.2.  Infringement Remedy. In the event that the Customized Solution is held by a court of competent jurisdiction, pursuant to a final order from which no legal appeal can be taken, to infringe the Intellectual Property rights of a third party in the Licensed Territory, or threatened to so infringe, then DebtResolve shall use commercially reasonable efforts to either (i) procure for Client the right to continue using the Customized Solution; or (ii) replace or modify the Customized Solution to make the same noninfringing. In the event DebtResolve determines it not to be commercially reasonable to either (i) procure for Client the right to continue using the Customized Solution or (ii) replace or modify the Customized Solution to make the same noninfringing, then DebtResolve may terminate the Agreement, which termination shall relieve Client of its obligations to pay Fees following the date of such final order and entitle Client to reimbursement of any Fees previously paid for the period following the date of the final order. This Section 5.2 sets forth Client’s sole and exclusive rights and remedies, and DebtResolve’s sole and exclusive obligations and liability, under this Agreement with respect to any infringement, misappropriation, dilution or other violation of the Intellectual Property rights of any third party.

6.  Record Retention and Inspection. DebtResolve shall retain the records relating to transactions that occur through the Customized Solution (the “Transaction Records”) for a period of one (1) year or longer, if required by law. Upon reasonable written notice, during the Term, Client shall be permitted to inspect the Transaction Records at DebtResolve’s place of business unless the Parties mutually agree on a different location. Client’s inspection shall be performed during normal business hours and shall be performed in such a manner so as to not interfere with the regular operations of DebtResolve.

7.  Indemnification

7.1.  Indemnification. Subject to Sections 5.2 and 7.3 of these Terms and Conditions, each Party (an “Indemnifying Party”) agrees to defend, indemnify, and hold the other Party, and its respective directors, officers, employees and agents (the “Indemnified Party”), harmless from and against any and all Losses, resulting from, arising out of, or in any way connected with claims due to (i) the material breach by the Indemnifying Party of any of its representations, warranties, covenants or agreements contained herein, or (ii) the grossly negligent, intentionally wrongful or illegal acts or omissions of the Indemnifying Party or any of its dealers, agents, employees or subcontractors. In addition, Client agrees to defend, indemnify, and hold DebtResolve, and its respective directors, officers, employees and agents harmless from and against any and all Losses resulting from claims, arising out of, or in any way connected with, (a) the Client Trademarks, (b) the Client Copyrightable Materials, or (c) compliance by DebtResolve with any specifications required by Client in connection with the Customized Solution or the related services. Notwithstanding anything herein to the contrary, the foregoing indemnification shall not apply to any Losses by Client resulting from, arising out of, or in any way connected with Third Party Infringement Claims.

7.2.  Procedures. With respect to any third-party claims, it will be an ongoing condition of the foregoing indemnity that the Indemnified Party give the Indemnifying Party prompt written notice of any actual or threatened claim, and provide the Indemnifying Party with all reasonably accessible information regarding such claims in the Indemnified Party’s possession. If the Indemnifying Party fails to undertake and continue such defense, the Indemnified Party will have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including but not limited to reasonable attorneys’ fees, out-of-pocket expenses and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the Indemnified Party, will be paid by the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of an indemnified claim that does not provide the Indemnified Party with a general release as a condition of settlement without the prior written approval of the Indemnified Party.

7.3.  Damage Limitations. NOTWITHSTANDING ANY PROVISIONS IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS EVEN IF INFORMED OF THE POSSIBILITY THEREOF. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE AND APPLIES TO ALL CAUSES OF ACTION IN THE AGGREGATE INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION, AND OTHER TORTS. DEBTRESOLVE’S MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL BE AN AMOUNT EQUAL TO THE FEES ACTUALLY RECEIVED BY IT DURING THE TERM.

2

7.4.  Survival. The indemnification obligations contained in this Section 7 of these Terms and Conditions will survive the termination or expiration of the Agreement for a period of one (1) year after the date of such termination or expiration.

8.  Confidential Information

8.1.  “Confidential Information” means: (i) the specific terms and conditions of this Agreement (but not the existence hereof); (ii) any information, in whatever form, designated by a Party (“Disclosing Party”) in writing as confidential, proprietary and marked with words of like import when first provided to the other Party (“Receiving Party”); and (iii) information the Receiving Party knew or reasonably should have known was confidential. Confidential Information will not include information which: (i) at or prior to the time of disclosure was known to the Receiving Party through lawful means; (ii) at or after the time at which the disclosure by the Disclosing Party becomes generally available to the public through no act or omission on the Receiving Party’s party; (iii) is developed by the Receiving Party independent of any Confidential Information it receives from the Disclosing Party; or (iv) the Receiving Party lawfully receives from a third party free to make such disclosure without breach of any legal obligation on such third party. Aggregated Debtor Account Information and Customized Solution transaction data (in each case, that do not contain any personally identifying information) and End-User e-mail addresses shall not be deemed Confidential Information and DebtResolve shall be permitted to use such information for purposes of benchmarking, evaluating and demonstrating results and other uses.

8.2.  Requirements. Each Party shall use the Confidential Information of the other Party solely to fulfill its obligations and exercise its rights under this Agreement and, without the prior written consent of the Disclosing Party, otherwise shall not disclose any of the Disclosing Party’s Confidential Information to any third party. Except as otherwise provided in the Agreement, all Confidential Information of the Disclosing Party shall remain at all times the sole and exclusive property of the Disclosing Party. The Receiving Party shall use the same measures used to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than commercially reasonable measures.

8.3.  Disclosure Due to Legal Obligations. The Receiving Party may disclose Confidential Information pursuant to any statute, regulation, order subpoena or document discovery request, including, without limitation, in publicly filed disclosure documents of the Receiving Party under federal or state securities laws if deemed reasonably necessary on advice of legal counsel; provided that prior written notice of such disclosure is furnished to the Disclosing Party as soon as practicable in order to afford it an opportunity to seek a protective order (it being agreed that if the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legal compelled to disclose such information, disclosure of such information may be made without liability).

8.4.  Return of Information. The Receiving Party shall, at the request of the Disclosing Party, retrieve all Confidential Information from its officers, employees, agents, advisors and subcontractors and thereafter shall (a) promptly return all Confidential Information held or used by the Receiving Party in whatever form, or (b) at the discretion of the Disclosing Party, promptly destroy all such Confidential Information, and promptly cause an officer of the Receiving Party to certify that the requirements of this Section 8.4 of these Terms and Conditions have been fully complied with; provided, that during the Term the Disclosing Party shall not make such a request with respect to Confidential Information necessary for the Receiving Party to perform its obligations hereunder.

8.5.  Injunctions. In view of the difficulties of placing a monetary value on the Confidential Information, the Disclosing Party shall be entitled to a preliminary and final injunction without the necessity of posting any bond or undertaking in connection therewith to prevent any further breach of this Section or further unauthorized use of its Confidential Information. This remedy is separate from and in addition to any other remedy the Disclosing Party may have at law or equity.

9.  Hosting. The Customized Solution shall be hosted on secure servers, located behind a firewall, maintained by DebtResolve. DebtResolve agrees to make commercially reasonable efforts to keep the Customized Solution operational 99.99% of the time, 24 hours a day, seven days a week, except for scheduled system maintenance. Client acknowledges and agrees that the Internet and Internet servers are susceptible to terminations and other interruptions and down time that are beyond the control of DebtResolve and for which DebtResolve shall not be liable.

10.  Miscellaneous

10.1.  Assignment. This Agreement will be binding on and will inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may not be assigned or otherwise transferred by either Party without the express written consent of the other Party.

10.2.  Client Link Placement. Client shall place hyperlinks within its website, on pages and locations on pages as agreed by the Parties, to the web pages containing the Customized Solutions, for purposes of encouraging use of, and facilitating access to, the web pages containing the Customized Solution.

10.3.  Force Majeure. Neither Party hereto shall be liable for loss or damage resulting from any delay or non-performance, or be held to be in breach, nor shall the other Party be entitled to terminate this Agreement, due to any cause or causes beyond its reasonable control, including, without limitation, an act of the other party, malfunctioning or nonfunctioning of equipment, a delay in transportation, acts of God, fire, flood, earthquake, storm, war, sabotage, riot, civil commotion, or because of any law, rule, regulation, order or other action by any public authority.

10.4.  Entire Agreement; No Waiver. The Agreement contains the entire agreement between the Parties and may not be modified or amended except by a written instrument signed by both Parties. Neither the failure to insist upon strict performance of any of the terms, covenants or conditions of the Agreement, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either Party may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

10.5.  Modification and Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be deemed modified to the extent necessary to make it enforceable under applicable law. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provision had never been contained herein.

3

10.6.  Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its principles of conflicts of laws.

10.7.  Dispute Resolution; Arbitration. Any dispute between the Parties arising out of or related to this Agreement shall be resolved by final and binding arbitration to be conducted within Westchester County, New York, before a single arbitrator in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA” and “Rules of the AAA”). Either Party may commence arbitration. The arbitrator shall be selected by the Members from the AAA panel list in accordance with the appointment Rules of the AAA. Any award of the arbitrator shall be in writing, shall state the reasons for the award (including any findings of fact and conclusions of law), and shall explain the basis for any damages awarded. The United States Arbitration Act, 9 U.S.C. Sections 1 to 14 (as amended), shall govern the interpretation and enforcement of this Section 10.7 of these Terms and Conditions. Judgment upon the arbitration award shall be entered in any court having jurisdiction over (a) the party against whom the judgment was rendered or (b) such party’s property. Notwithstanding the foregoing, either party may seek equitable relief in a court of competent jurisdiction to preserve the status quo until such time as a decision by the arbitrator is rendered.

10.8.  Export Control Regulations. Client acknowledges and agrees that none of the software or technology underlying the Customized Solution may be downloaded or otherwise exported or re-exported into or to a national or resident of any country to which the United States has embargoed goods or to anyone on the U.S. Treasury Department’s List of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders. Client represents and warrants that it is not located in, under the control of, or a national or resident of any such country or on any such list.

10.9.  Interpretation. The Parties acknowledge and agree that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.

10.10.  Independent Parties. The parties acknowledge, confirm and agree that they are independent contractors and this Agreement is not intended to create a joint venture, association, partnership, franchise or other form of business or relationship. Except as expressly provided in this Agreement, neither Party will have, nor hold itself out as having, any right or power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or to act on behalf of the other Party in any capacity or in any manner.

[End of General Terms and Conditions]

4